SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

FLAT ROCK CAPITAL CORP.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person (s) Filing Proxy Statement, if Other Than the Registrant)

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1350 6th Avenue, 18th Floor

New York, NY 10019

Dear Flat Rock Capital Investor,

The attached proxy materials are asking you to vote “YES” on several routine governance issues for Flat Rock Capital including:

➢	The renewal of Cohen & Company, Ltd. as the Company’s independent registered public accounting firm; and
➢	The election of three directors: Robert K. Grunewald, R. Scott Coolidge & Marshall H. Durston.

This year we are also asking for your approval to convert Flat Rock Capital into an interval fund that will be called Flat Rock Core Income Fund.  Technically this conversion is completed by an exchange of assets of Flat Rock Capital in exchange for shares of Flat Rock Core Income Fund.  We believe this conversion will create several notable benefits for you including:

➢	Eliminating the need for subscription agreements for new investments in the fund. Your Advisor will be able to invest on your behalf by using the ticker CORFX just like any mutual fund.
➢	Investors in Flat Rock Core Income Fund will no longer be limited to accredited investors. Please keep in mind, the fund is still offered to retail investors exclusively through an independent RIA relationship.
➢	The Fund’s leverage limitation will be reduced from 2:1 debt to equity to .33X debt to equity limiting the risk that can be taken through leverage.
➢	The Fund will post a daily net asset value that can easily be tracked like any mutual fund or stock ticker.
➢	New investments will no longer be held in escrow, but immediately invested and immediately begin accruing a dividend.
➢	As part of this conversion, our investment strategy and fee levels will remain unchanged. We are simply moving the fund to a more convenient and more easily accessible structure.

Please vote your proxy by Internet at www.cesvote.com using the 11 digit control number that appears on your proxy card or by calling the following number: (212) 257-1311 and by asking to speak to a proxy voting specialist.

Your vote is greatly appreciated.

Should you have any questions, please feel free to reach out to Rich Petrocelli, our COO, at rich@flatrockglobal.com.

Be Well!

Robert Grunewald

Founder and CEO, Flat Rock Global, LLC